As filed with the Securities and Exchange Commission on October 9, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7303 30th Street S.E.

Calgary, Alberta, Canada T2C IN6

403-723-5000

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

DIRTT Environmental Solutions Ltd.

Amended and Restated Incentive Stock Option Plan

and

DIRTT Environmental Solutions Ltd.

Amended and Restated Employee Share Purchase Plan

(Full title of the plans)

Joseph Zirkman Senior Vice President and General Counsel DIRTT Environmental Solutions Ltd. 7303 30th Street S.E. Calgary, Alberta, Canada T2C 1N6 (403) 671-7152	Robert L. Kimball Michael A. Saslaw Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3900 Dallas, TX 75201 (214) 220-7700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒	Smaller Reporting Company ☐

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares, without par value	21,000,000	$4.22	$88,620,000	$11,502.88

(1)

This Registration Statement (as defined below) registers 21,000,000 common shares (the “Shares”) of DIRTT Environmental Solutions Ltd. (the “Registrant”) that may be delivered with respect to awards under the DIRTT Environmental Solutions Ltd. Amended and Restated Incentive Stock Option Plan (the “Option Plan”) and the DIRTT Environmental Solutions Ltd. Amended and Restated Employee Share Purchase Plan (the “ESPP” and together with the Option Plan, the “Plans”).

(2)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Shares that may become issuable pursuant to the adjustment provisions of the Plans.

(3)

In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Shares as reported by the Toronto Stock Exchange on October 3, 2019 (a date within five business days prior to the date of filing the Registration Statement) of C$5.62, as translated into U.S. dollars using the daily average exchange rate as reported by the H.10 statistical release of the Board of Governors of the Federal Reserve System on October 3, 2019 of C$1.3323 = US$1.00.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in each of the Plans document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Registration Statement on Form 10 (File No. 001-39061), originally filed with the Commission on September 20, 2019;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above; and

(c)

The description of the Shares included under the caption “Description of Securities to be Registered” contained in the Registration Statement on Form 10 (File No. 001-39061), including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Under Section 124 of the Business Corporations Act (Alberta) (the “ABCA”), except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a current or former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative actions or proceedings to which the Indemnified Person is made a party by reason of being or having been a director or officer of the Registrant, if (i) the Indemnified Person acted honestly and in good faith with a view to the Registrant’s best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal or administrative action or proceeding to which the Indemnified Person is made a party by reason of being or having been a director or officer of the Registrant, if the Indemnified Person (i) was substantially successful on the merits in the Indemnified Person’s defense of the action or proceeding, (ii) fulfills the Discretionary Indemnification Conditions, and (iii) is fairly and reasonably entitled to indemnity (collectively, the “Mandatory Indemnification Conditions”). The Registrant may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person shall repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

As contemplated by Section 124(4) of the ABCA and the Registrant’s bylaws, the Registrant has acquired and maintain liability insurance for its directors and officers with coverage and terms that are customary for a company of the Registrant’s size in its industry of operations. The ABCA provides that the Registrant may not purchase insurance for the benefit of an Indemnified Person against a liability that relates to the Indemnified Person’s failure to act honestly and in good faith with a view to the Registrant’s best interests.

The Registrant’s bylaws provide that it shall, to the maximum extent permitted under the ABCA or otherwise by applicable law, indemnify present and former directors and officers of the Registrant as well as any person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other action or proceeding to which he or she is made a party to or involved by reason of that association with the Registrant or such other entity.

The Registrant’s bylaws also provide that none of its directors or officers shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the Registrant’s moneys or belongings shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with the Registrant’s moneys, securities or other assets or belongings, or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her office or trust or in relation thereto; provided that nothing in the Registrant’s bylaws shall relieve any director or officer from the duty to act in accordance with the ABCA and the regulations thereunder. The foregoing is premised on the requirement under the Registrant’s bylaws that each of the Registrant’s directors and officers, in exercising his or her powers and discharging his or her duties of his or her office, shall act honestly, in good faith and with a view to the Registrant’s best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Registrant entered into indemnification agreements with all of its directors and executive officers. Subject to certain exceptions, these agreements generally require that the Registrant indemnify and hold its directors and officers and their respective heirs, executors, administrators and other legal representatives (collectively, the “DIRTT Indemnified Parties”) harmless, to the fullest extent permitted by law, for any losses that they may incur in relation to their association with the Registrant and its subsidiaries as directors and officers. Such indemnity will only be available if the DIRTT Indemnified Party: (i) acted honestly and in good faith with a view to the Registrant’s best interest or, as the case may be, to the best interest of an entity for which the DIRTT Indemnified Party acted as a director, officer or in a similar capacity at the Registrant’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had acted with a reasonable belief that his or her conduct was lawful. The indemnification agreements also provide that, upon the request of a DIRTT Indemnified Party, the Registrant shall advance expenses to the DIRTT Indemnified Parties so that they may properly investigate, defend or appeal any applicable claim.

The Option Plan provides that no member of the committee that administers the Option Plan, nor any officer or employee of the Registrant or any subsidiary of the Registrant acting on behalf of the committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Option Plan, and all members of the committee and each and any officer or employee of the Registrant and of any subsidiary of the Registrant acting on their behalf shall be indemnified by the Registrant in respect of any such action, omission, determination or interpretation.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Restated Articles of Amalgamation of DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-39061), filed with the Commission on September 20, 2019).

4.2	Amended and Restated Bylaw No. 1 of DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File No. 001-39061), filed with the Commission on September 20, 2019).

4.3	DIRTT Environmental Solutions Ltd. Amended and Restated Incentive Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10 (File No. 001-39061), filed with the Commission on September 20, 2019).

4.4*	DIRTT Environmental Solutions Ltd. Amended and Restated Employee Share Purchase Plan.

5.1*	Opinion of Bennett Jones LLP as to the legality of the securities being registered.

23.1*	Consent of Bennett Jones LLP (contained in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*    Filed herewith.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada on October 9, 2019.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:	/s/ Kevin O’Meara
Name: Kevin O’Meara
Title: Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin O’Meara, Geoffrey D. Krause, and Joseph Zirkman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on October 9, 2019.

Signature	Title

/s/ Kevin O’Meara Kevin O’Meara	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Geoffrey D. Krause Geoffrey D. Krause	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Parry Steven Parry	Director

/s/ Wayne Boulais Wayne Boulais	Director

/s/ John (Jack) Elliott John (Jack) Elliott	Director

/s/ Richard Haray Richard Haray	Director

/s/ Ronald Kaplan Ronald Kaplan	Director

Signature	Title

/s/ Denise Karkkainen Denise Karkkainen	Director

/s/ Todd W. Lillibridge Todd W. Lillibridge	Director

/s/ Christine McGinley Christine McGinley	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, a duly authorized representative of the Company in the United States, has signed the Registration Statement in the City of Dallas, State of Texas on the 9th day of October 2019.

DIRTT ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Kevin O’Meara
Name:	Kevin O’Meara
Title:	President and Chief Executive Officer